THIRTEENTH AMENDMENT
TO THE
HEWLETT-PACKARD 401(k) PLAN

        The Hewlett-Packard 401(k) Plan (the “Plan”), as amended and restated as of June 2000, is hereby amended, effective as of the dates indicated. The purposes of this Amendment are:

•	To eliminate the ability of Participating Companies to make contributions in the form of Company Stock;

•	To reference the scope and authority of the independent fiduciary retained with respect to the Company Stock Fund; and

•	To document the determination of the independent fiduciary to sunset the Agilent Stock Fund, and the procedure for disposition of that Fund.

                1.     Effective January 1, 2004, Section 4(c) is amended by inserting the following sentence in lieu of the third and fourth sentences of that Section:

        “Participating Companies may make Regular Company Contributions in cash.”

                2.     Effective January 1, 2004, Section 5(a) is amended by deleting the words “or Stock” from each place that it appears in that Section.

                3.     Effective June 4, 2004, Section 8(a)(xvi) shall be amended by replacing the first sentence of the second paragraph with the following new sentence:

“In the absence of any direction from the Company (or any direction from an Investment Manager, where one has been appointed by the Company with respect to the Stock Fund), the Trustee shall select the time, price, amount and manner of a purchase of Stock for the Stock Fund, and any broker, dealer or private seller through or from which a purchase of Stock is made; in addition, the Investment Manager may direct the Trustee with respect to the type and amount of liquidity investments maintained in the Fund.”

                4.     Effective January 1, 2005, Section 8(a)(xvii) shall be amended by the addition of the following new paragraph at the end of that Section:

“Effective March 31, 2005, or such earlier date determined by the Investment Manager with notice to Participants, the Agilent Stock Fund shall no longer be offered as an investment option under the Plan. Proceeds from any amounts remaining invested by Participants in this Fund as of close of business on March 31, 2005 (or such earlier date as determined by the Investment Manager), following the orderly liquidation process of the Fund by the Investment Manager, shall be invested in the Stable Value Fund, from which Fund Participants may make reinvestment directions, consistent with Plan rules.”

        This Thirteenth Amendment is hereby adopted this 17th day of December, 2004.

HEWLETT-PACKARD COMPANY
By: /s/ Marcela Perez de Alonso
Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development